Exhibit 99.1

For:	Cygne Designs, Inc.

Contact: Investor Relations
Bill Zima
(203) 682-8200

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

New York, New York, June 14, 2006-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the first quarter ended April 30, 2006.

Net sales for the first quarter of 2006 were $20.9 million, an increase of $15.3 million from $5.6 million in the first quarter of 2005. $19.2 million of the increase in sales resulted from Cygne’s acquisition of the branded and private label business of Diversified Apparel Resources LLC (“DAR”), which was acquired on July 31, 2005, offset primarily by a decrease in sales to New York & Company of $3.8 million. Gross profit for the first quarter ended April 30, 2006 increased to $4.9 million compared to $632,000 for the prior year period. Gross margins increased to 23.8% compared to 11.4% in the prior year period as a result of higher gross margins on sales stemming from the acquisition for product primarily sourced through a supply agreement with DAR for the first quarter ended April 30, 2006. Net loss for the first quarter ended April 30, 2006 was $584,000 or $0.02 on a basic and diluted per share basis, compared to a net loss of $191,000 or $0.02 on a basic and diluted per share basis in the comparable prior period in 2005. $685,000 of the net loss resulted from the amortization of the intangible asset attributable to the acquisition of DAR and amortization of the debt discount on the secured subordinated promissory note.

Cygne and its factor use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in

CYGNE DESIGNS, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net income (loss) is shown in the table below.

Reconciliation of EBITDA

	Quarter Ended
	(In thousands)
	April 30, 2006	April 30, 2005
Net (loss) income	$(584)	$(191)
Depreciation and amortization of intangible assets	204	64
Interest expense (income) including amortization of the debt discount	1,290	(9)
Provision for income taxes	18	5

EBITDA	$928	$(131)

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Quarters Ended
	April 30 2006	April 30 2005
Net sales	$20,895	$5,555
Cost of goods sold	15,931	4,923

Gross profit	4,964	632
Selling, general and administrative expenses	4,036	708
Depreciation and amortization	204	17
Provision for restructuring	—	102

Income (Loss) from operations before interest and income taxes	724	(195)
Interest expense (income), net	1,290	(9)

(Loss) from operations before income taxes	(566)	(186)
Provision for income taxes	18	5

Net loss	$(584)	$(191)

Net (Loss) per share-basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding:
Basic	24,456	12,438

Diluted	24,456	12,438